Exhibit 99.1

Southwest Gas Appoints Accomplished Utility and Energy Industry Executive Bill Fehrman as President and CEO of Centuri

Industry Veteran with Decades of Experience Most recently Served as President and Chief Executive Officer of Berkshire Hathaway Energy

LAS VEGAS, December 22, 2023 – Southwest Gas Holdings, Inc. (NYSE: SWX) (“Southwest Gas” or the “Company”) today announced that its Board of Directors has appointed William J. (“Bill”) Fehrman as President and Chief Executive Officer of Centuri Group, Inc. (“Centuri”), effective January 12, 2024. Mr. Fehrman succeeds Paul Daily, who previously announced his intention to retire.

Mr. Fehrman brings decades of utility operation leadership experience, including most recently having served as President and Chief Executive Officer of Berkshire Hathaway Energy. During his tenure he drove significant financial growth and implemented key initiatives to enhance customer service and position the business for long-term success. Mr. Fehrman also led MidAmerican Energy Company and Nebraska Public Power District as President and Chief Executive Officer.

“Bill is a proven leader with decades of experience in the utility and energy industry along with an expansive network of relationships and we’re pleased to welcome him at such an important time in Centuri’s history,” said Karen Haller, President and Chief Executive Officer of Southwest Gas. “He has a long track record of delivering strong financial performance and driving operational excellence at world-class companies. His operational and financial expertise will be extremely valuable as we advance our efforts to separate Centuri into a stronger, standalone company and maximize value for Southwest Gas stockholders.”

“It is an honor to be appointed to lead Centuri as it enters its next chapter as a public company,” said Bill Fehrman. “Working at Berkshire Hathaway Energy and MEC put me on the front lines of building utility infrastructure. Joining Centuri represents an opportunity to continue to develop utility and industrial assets across the company’s customer base, and I look forward to working with the Centuri team to drive further growth and success.”

“I am proud of the broad offering, customer focus and commitment to excellence that our team has become known for at Centuri,” said Paul Daily, retiring President and Chief Executive Officer of Centuri. “I am confident that Bill is the right individual to lead Centuri into the future and I look forward to watching the team’s continued success for years to come.”

Southwest Gas previously noted its intent to pursue an initial public offering (“IPO”) of newly issued shares of Centuri Holdings, Inc. (“Centuri Holdings”) in the spring/summer 2024.

About Bill Fehrman

Mr. Fehrman served as President, Chief Executive Officer and a director of Berkshire Hathaway Energy (BHE), a subsidiary of Berkshire Hathaway, which controls several locally managed businesses that delivered low cost, safe and reliable service each day to more than 12 million customers and end-users throughout the United States, Great Britain and Alberta, Canada, from 2018 to 2023. In this role, he drove significant financial growth of the company and led the $9.4 billion acquisition of natural gas pipelines from Dominion Energy in 2020. From 2007 to 2018, Mr. Fehrman served as President and Chief Executive Officer of MidAmerican Energy Company (MEC), which was acquired by BHE in 1999. During his tenure at MEC, he created a new non-regulated renewable energy business unit from the ground up with a focus on developing solar and wind assets designed to serve regulated utility customers. Mr. Fehrman also led MEC’s $10.9 billion acquisition of NV Energy, Inc. in 2013. Mr. Fehrman served in a variety of other roles prior to this, including Senior Vice President of Berkshire Hathaway Energy,

President and Chief Executive Officer of PacificCorp Energy and President and Chief Executive Officer of Nebraska Public Power District. Mr. Fehrman serves on the Celonis Advisory Board, Dragos Board of Directors and the Tetrad Corporation Board. He received a Bachelor of Science degree in Civil Engineering from the University of Nebraska and an MBA from Regis University.

About Southwest Gas Holdings, Inc.

Southwest Gas Holdings, Inc., through its subsidiaries, engages in the business of purchasing, distributing and transporting natural gas, and providing comprehensive utility infrastructure services across North America. Southwest Gas Corporation is a dynamic energy company committed to exceeding the expectations of over 2 million customers throughout Arizona, Nevada, and California by providing safe and reliable service while innovating sustainable energy solutions to fuel the growth in its communities.

About Centuri

Centuri Group, Inc. is a strategic utility infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada. Centuri is a subsidiary of Southwest Gas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations with respect to the separation of Centuri and the Company’s plans for an IPO of Centuri Holdings. The Company can provide no assurances that an IPO and/or separation of Centuri will occur on the expected timeline or at all. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and impact of executing (or not executing) on strategic alternatives, including the separation Centuri, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, the potential for, and the impact of, a credit rating downgrade, future earnings trends, inflation, interest rates, sufficiency of labor markets and similar resources, seasonal patterns, current and future litigation, and the impacts of stock market volatility. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” and “Quantitative and Qualitative Disclosure about Market Risk” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the U.S. Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

For investor information, contact: Justin S. Forsberg, Vice President of Investor Relations, Phone: (702) 364-3135, justin.forsberg@swgas.com. For media information, contact: Sean Corbett, Manager, Corporate Communications, Phone: (702) 876-7219, sean.corbett@swgas.com.